Exhibit 99.1

Strayer Education, Inc. Reports First Quarter Enrollment, Revenues and Earnings; Q2 2017 Enrollment Outlook

HERNDON, Va.--(BUSINESS WIRE)--May 3, 2017--Strayer Education, Inc. (NASDAQ: STRA) today announced financial results for the three months ended March 31, 2017. Financial highlights are as follows:

Three Months Ended March 31

  Student enrollment at the Company’s main operating unit, Strayer University, increased 6% during the three months ended March 31, 2017, to 43,387, compared to 40,872 for the same period in 2016. New student enrollment for the period increased 8% and continuing student enrollment increased 6%.
  Revenues increased 3% to $114.9 million, compared to $111.2 million for the same period in 2016, principally due to the higher enrollment, partially offset by lower revenue per student.
  Income from operations was $18.4 million, compared to $20.1 million for the same period in 2016, a decrease of 8%. Excluding nonrecurring noncash adjustments, income from operations was $18.5 million for the three months ended March 31, 2016. Operating margin was 16.0% for the first quarter of 2017, compared to 18.1% for the same period in 2016, or 16.6% in 2016 excluding the nonrecurring noncash adjustments.
  Net income was $10.6 million, compared to $12.4 million for the same period in 2016, a decrease of 15%. Excluding the nonrecurring noncash adjustments, net income was $11.4 million for the three months ended March 31, 2016.
  Diluted earnings per share was $0.95, compared to $1.15 for the same period in 2016, a decrease of 17%. Excluding noncash adjustments, earnings per share was $1.06 for the three months ended March 31, 2016. Diluted weighted average shares outstanding increased to 11,121,000 from 10,782,000 for the same period in 2016.

Balance Sheet and Cash Flow

At March 31, 2017, the Company had cash and cash equivalents of $147.1 million and no debt. The Company generated $25.1 million in cash from operating activities in the first quarter of 2017, compared to $14.7 million during the same period in 2016. Capital expenditures in the first quarter of 2017 were $3.8 million, compared to $2.0 million for the same period in 2016.

The Company had $70.0 million of share repurchase authorization remaining at March 31, 2017. No shares were repurchased in the first quarter of 2017.

For the first quarter of 2017, bad debt expense as a percentage of revenues was 3.8%, compared to 2.8% for the same period in 2016.

Q2 Enrollment Outlook

Total enrollments at Strayer University for the second quarter 2017 are anticipated to grow 6% to approximately 43,400 students from 41,029 students in the same period in 2016. New student enrollments are expected to increase approximately 8%, while continuing student enrollments are expected to increase approximately 5%. We anticipate revenue per student for the second quarter to decrease between 1% and 2%.

Stock-based Compensation Activity

In February 2017, the Company’s Board of Directors approved grants of restricted stock to certain individuals under the Company’s 2015 Equity Compensation Plan. The Company granted a total of approximately 68,000 shares of restricted stock which vest over a four year period. The Company’s stock price closed at $81.66 on the date of these restricted stock grants.

Common Stock and Common Stock Equivalents

At March 31, 2017, the Company had 11,159,884 common shares issued and outstanding, including 515,020 shares of restricted stock. The Company also had 250,000 restricted stock units outstanding, and 100,000 vested stock options outstanding.

Common Stock Cash Dividend

The Company announced today that its Board of Directors had declared a regular, quarterly cash dividend of $0.25 per share of common stock. This dividend will be paid on June 19, 2017 to shareholders of record as of June 5, 2017.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its first quarter 2017 earnings results at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (877) 303-9047 ten minutes prior to the start time. In addition, the call will be available via live webcast. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strayereducation.com.

About Strayer Education, Inc.

Strayer Education, Inc. (NASDAQ: STRA) is an education services holding company that owns Strayer University and the New York Code and Design Academy. For more information on Strayer Education, Inc. visit www.strayereducation.com.

About Strayer University

Founded in 1892, Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, nursing, public administration, and criminal justice, to working adult students. The University includes Strayer@Work, which serves corporate clients by delivering the next generation of performance improvement and workforce development. Strayer University also offers a Top 25 Princeton Review-ranked online executive MBA program and corporate training program through its Jack Welch Management Institute. Strayer University is accredited by the Middle States Commission on Higher Education, 3624 Market Street, Philadelphia, PA 19104 (267-284-5000). The Middle States Commission on Higher Education is an institutional accrediting agency recognized by the U.S. Secretary of Education and the Council for Higher Education Accreditation. For more information on Strayer University visit www.strayer.edu.

About New York Code and Design Academy

New York Code and Design Academy (NYCDA) is a New York City-based provider of non-degree web and mobile app development courses. NYCDA courses are delivered primarily on-ground to students seeking to further their career in software application development. NYCDA does not participate in Title IV programs. For more information on NYCDA visit www.nycda.com.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “outlook,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, the Company’s continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, the Company’s ability to implement its growth strategy, risks associated with the ability of the University’s students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. The Company undertakes no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended March 31,
	2016	2017
Revenues	$111,166	$114,912
Costs and expenses:
Instruction and educational support	58,098	61,416
Marketing	18,298	18,718
Admissions advisory	4,349	4,716
General and administration	10,329	11,619
Total costs and expenses	91,074	96,469
Income from operations	20,092	18,443
Investment income	100	181
Interest expense	160	159
Income before income taxes	20,032	18,465
Provision for income taxes	7,612	7,887
Net income	$12,420	$10,578

Earnings per share:
Basic	$1.17	$1.00
Diluted	$1.15	$0.95

Weighted average shares outstanding:
Basic	10,596	10,630
Diluted	10,782	11,121

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	March 31,
	2016	2017
ASSETS
Current assets:
Cash and cash equivalents	$129,245	$147,099
Tuition receivable, net	20,532	20,323
Other current assets	10,766	9,978
Total current assets	160,543	177,400
Property and equipment, net	73,124	72,803
Deferred income taxes	31,096	30,119
Goodwill	20,744	20,744
Other assets	13,189	12,908
Total assets	$298,696	$313,974

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$41,132	$38,398
Income taxes payable	1,883	8,598
Deferred revenue	16,691	19,173
Other current liabilities	133	62
Total current liabilities	59,839	66,231
Other long-term liabilities	50,483	49,217
Total liabilities	110,322	115,448
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01, 20,000,000 shares authorized; 11,093,489 and 11,159,884 shares issued and outstanding at December 31, 2016 and March 31, 2017, respectively	111	112
Additional paid-in capital	35,453	37,879
Retained earnings	152,810	160,535
Total stockholders' equity	188,374	198,526
Total liabilities and stockholders' equity	$298,696	$313,974

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the three months ended March 31,
	2016	2017
Cash flows from operating activities:
Net income	$12,420	$10,578
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(71)	(71)
Amortization of deferred rent	(52)	(477)
Amortization of deferred financing costs	66	66
Depreciation and amortization	4,425	4,370
Deferred income taxes	(633)	762
Stock-based compensation	2,891	2,427
Changes in assets and liabilities:
Tuition receivable, net	717	19
Other current assets	(1,440)	629
Other assets	(2,983)	397
Accounts payable and accrued expenses	(4,335)	(2,836)
Income taxes payable	4,620	7,089
Deferred revenue	1,435	2,441
Other long-term liabilities	(2,380)	(335)
Net cash provided by operating activities	14,680	25,059

Cash flows from investing activities:
Purchases of property and equipment	(2,031)	(3,841)
Cash used in acquisition, net of cash acquired	(1,635)	—
Net cash used in investing activities	(3,666)	(3,841)

Cash flows from financing activities:
Payments of contingent consideration	(405)	(511)
Dividends paid on common stock	—	(2,853)
Net cash used in financing activities	(405)	(3,364)
Net increase in cash and cash equivalents	10,609	17,854
Cash and cash equivalents - beginning of period	106,889	129,245
Cash and cash equivalents - end of period	$117,498	$147,099

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$91	$571

CONTACT:
Strayer Education, Inc.
Daniel Jackson
Executive Vice President and
Chief Financial Officer
703-713-1862
daniel.jackson@strayer.edu